UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2013
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
Meritor, Inc. (“Meritor”) previously announced a revised management reporting structure resulting in two business segments to drive efficiencies. Meritor's new business segments are Commercial Truck & Industrial; and Aftermarket & Trailer. On January 3, 2013, the Board of Directors of Meritor approved restructuring actions related to Meritor's business segment rationalization. Meritor expects to complete these restructuring actions over the next 12 to 18 months and currently estimates that charges in the range of $15 million to $25 million will be incurred in connection with these actions. Of these charges, $15 million are expected to be for employee severance costs associated with the elimination of approximately 200 salaried employees (including contract employees). The remainder of the charges are for expected lease termination and other associated costs. Meritor expects a substantial portion of the charges incurred in connection with these actions to result in cash expenditures.
Management intends to further detail the expected benefits of these actions as well as the expected timing of costs and benefits at Meritor's meeting with investors and analysts in New York, NY, on February 5, 2013. This meeting will be accessible to the public by means of web-cast conference call.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: January 8, 2013